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R.A. Derr II
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Director, Investor Relations
(609) 896-7632

News Release

FOR IMMEDIATE RELEASE

IMO  INDUSTRIES  REPORTS  SECOND  QUARTER  RESULTS

LAWRENCEVILLE, NJ (JULY 18, 1996) -- Imo Industries
Inc. (NYSE-IMD) today reported earnings of 12 cents a share from continuing operations for the second quarter ended June 30, 1996, compared with 17 cents a share for the second quarter of last year.

Second quarter net income was adversely affected by an extraordinary charge of $8.5 million or 49 cents a share, representing non-recurring expenses related to a recently completed debt restructuring. In late April, Imo refinanced its senior domestic debt and all $220 million of its remaining subordinated debentures as part of a program designed to strengthen the Company's balance sheet and eliminate near-term debt maturities.
Costs incurred in connection with the early retirement of this debt and the write-off of previously deferred loan costs resulted in a net loss of $6.4 million or 37 cents a share for the second quarter, compared to net income of $3.4 million or 20 cents a share in 1995.

Sales of $97.7 million were approximately the same as last year's second quarter. Operating income slipped
7.5% below 1995, due primarily to lower sales and earnings in the Power Transmission segment, whose distributors appear to be reducing their inventory levels in anticipation of a softening U.S. economy.

Bookings for the company as a whole continued to be strong, with pump orders up significantly over last year. Total bookings were 7% ahead of last year's second quarter. The backlog at June 30 was 11% higher than last year's comparable period.

For the first half of the year, earnings from continuing operations were 28 cents a share, compared with 33 cents a share a year earlier. Year-to-date sales of $197 million were slightly ahead of the 1995 level for the comparable period. Operating income was about the same as last year's mid-year performance.

"Imo made solid progress in the second quarter, despite weakness in market demand for power transmission products in the U.S. and the persistently weak economy in Germany," said Donald K. Farrar, chairman and chief executive officer.

"Our pump business continued its strong performance in the second quarter, driven by a high level of global capital spending, " Farrar said. "Year-to-date sales are 15% higher than last year's mid-point and operating income more than 35% ahead of last year. Incoming orders are at the highest level in the Company's history, up more than 25% over the 1995 total at mid-year. Although this pace may not be sustainable for the year as a whole, 1996 should be a very good year for pumps," he said.

"We are beginning to see the benefit of last year's restructuring of our European instrumentation business," Farrar said. "We have completed a series of initiatives to reduce costs and improve deliveries to our customers, which should produce a higher level of bookings and help to improve profitability in Europe by year-end."

"Similarly, the restructuring of Morse Controls' operation in Germany should begin to produce positive results later in the year, providing relative improvement in the face of a weak German economy,"
Farrar said.

"The planned divestiture of Roltra-Morse, an Italian-based supplier of components to the European auto industry, is continuing as scheduled," Farrar said.
"Proceeds from the sale, which we expect to complete before year-end, will be used to repay debt."

"Continued strong emphasis on cost control and productivity improvement helped results for the quarter," Farrar said. "We are managing our businesses aggressively and investing for growth as cash flow permits."

"Looking ahead, we expect the last half of the year to resemble the first six months, although the results may be somewhat skewed to the fourth quarter, since Europe is generally closed for vacation for the month of August," Farrar said.

"Our operations remain strong. We expect the steps that we have taken this year to expand our business and improve profitability will be of significant benefit to Imo shareholders longer term," Farrar concluded.

Pumps: Total sales were up 10% to $27.4 million and segment operating income was up 30% to $3.5 million in the second quarter, compared with the second quarter of 1995. A record level of bookings in the power generation, crude oil, and general industrial market segments more than offset weak performance in the pulp and paper and chemical markets. Federal marine bookings were also up significantly, aided by a $3.5 million pump order for a new amphibious assault ship being built for the U.S. Navy by Ingalls Shipyards. In the face of increasing global competition, the Pumps segment enjoyed solid growth in all its regional markets around the world. In North America, the consolidation of the Imo Pump and Warren Pumps operations into a single business unit is moving ahead as planned, offering increased sales efficiency and reduced operating costs. Recently acquired Imo Pompes
S.A. has expanded the segment's product portfolio and sales coverage throughout France. A new office has been opened in Venezuela to offer better sales coverage and aftermarket service in Latin America.

Power Transmission: Sales of $21.2 million in the second quarter were 12% below last year's high sales level as major customers were adjusting their inventory levels and served markets softened. The lower level of sales and resultant margin erosion from higher unabsorbed costs pushed segment operating income down to $1.7 million, off 39% from last year's comparable period. The American gear market has turned down sharply in 1996, after a relatively strong 1995. The industry-wide decline in bookings appears to have bottomed out, however. Boston Gear believes it is gaining market share during this period, based on its ability to offer same-day shipment of popular speed reducer products at a time when distributors are hesitant to build inventory. The number of same-day orders increased sharply during the second quarter. The segment is reporting increasing sales of a new variable speed drive for controlling refrigeration equipment in supermarkets and other food stores. These drives modulate the electric motors that power refrigeration compressors, pumps and air handlers in a way that reduces energy consumption by one-third or more, thereby offering significant savings in utility costs.


Instrumentation: Total sales of $19.4 million for the second quarter were down approximately 7% from last year's second quarter, due primarily to lower sales volume in Europe which more than offset a 10% increase in the U.S. Although there have been dramatic operating improvements at the segment's production facility in the U.K., there has been some softening of the European market in general. Segment operating income of $2.5 million for the quarter was down 8% from 1995's second quarter.

Morse Controls: Total sales of $29.6 million in the second quarter were up modestly over last year's comparable period, but operating income declined slightly, due to intense price pressure which inhibited the company's ability to raise prices in the U.S., and to delays related to the restructuring of the German operation. Worldwide, bookings were up 13% for the quarter. Weather problems and the late arrival of spring has dampened consumer interest in leisure boating, adversely affecting both OEM sales and aftermarket parts sales. The market in the Pacific Rim appears to be softening.

Imo Industries is a diversified manufacturer of industrial products engineered for niche markets worldwide. Its business units are Imo Pump, the global leader in rotary screw pumps; Boston Gear, a leading manufacturer of motion control equipment; Gems Sensors, a leader in the production of level, flow and pressure sensors; and Morse Controls, the industry's largest producer of remote control systems for boats, agricultural equipment and industrial vehicles. Imo's
1995 sales from continuing operations were $373 million, about one-third of which came from markets outside the U.S. Its shares are traded on the NYSE as IMD (ImoInd).

# # #




  IMO INDUSTRIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(Amounts in thousands, except per share data)
                                           Three Months         Six Months
                                           Ended June 30        Ended June 30
                                           (Unaudited)          (Unaudited)
                                              1996      1995 (a)   1996      1995 (a)
Net Sales                             (a)  $ 97,659   $ 98,576  $197,071   $194,460

Gross Profit                                 31,289     30,943    63,171     61,837

Segment Operating Income               (a)   10,281     11,116    21,391     21,416

Income From Continuing Operations Before
  Income Taxes and Extraordinary Item  (a)    2,763      3,639     6,094      7,106

Income Taxes                                    681        677     1,308      1,558

Income From Continuing Operations
  Before Extraordinary Item                   2,082      2,962     4,786      5,548

Discontinued Operations, Net of Taxes: (a)(b)
  Income from Operations                      ---          448     ---        1,412
  Estimated Gain on Disposal                  ---        ---       ---       39,613
                                              ---          448     ---       41,025

Extraordinary Item                     (c)   (8,455)     ---      (8,455)    (4,140)

Net Income (Loss)                          $ (6,373)  $  3,410  $ (3,669)  $ 42,433

Earnings Per Share:
  Continuing Operations
    Before Extraordinary Item              $   0.12   $   0.17  $   0.28   $   0.33
  Discontinued Operations                  $  ---     $   0.03  $  ---     $   2.40
  Extraordinary Item                       $  (0.49)  $  ---    $  (0.49)  $  (0.24)
  Net Income (Loss)                        $  (0.37)  $   0.20  $  (0.21)  $   2.49

Average Shares Outstanding                   17,086     17,031    17,086     17,022

Bookings:                              (a)
            Power Transmission             $ 21,098   $ 24,014  $ 45,766   $ 50,573
            Pumps                            30,581     23,624    58,958     46,763
            Instrumentation                  19,497     20,364    42,465     41,881
            Morse Controls                   29,624     26,122    57,997     56,290
                                           $100,800   $ 94,124  $205,186   $195,507
Backlog                                                         $ 90,555   $ 81,526

See attached notes.


 IMO INDUSTRIES INC. AND SUBSIDIARIES

Segment Information and Financial Highlights
Excludes Discontinued Operations
(Dollars in thousands)
                                           Three Months         Six Months
                                           Ended June 30        Ended June 30
                                           (Unaudited)          (Unaudited)
                                              1996      1995 (a)   1996      1995 (a)
Net Sales:                             (a)
            Power Transmission             $ 21,222   $ 24,178  $ 44,919   $ 50,293
            Pumps                            27,430     24,824    53,776     46,886
            Instrumentation                  19,360     20,908    38,710     39,387
            Morse Controls                   29,647     28,666    59,666     57,894
              Total Net Sales                97,659     98,576   197,071    194,460


Segment Operating Income :             (a)
            Power Transmission                1,694      2,781     4,460      6,389
            Pumps                             3,515      2,704     6,981      5,128
            Instrumentation                   2,529      2,758     4,674      4,476
            Morse Controls                    2,543      2,873     5,276      5,423
    Total Segment Operating Income           10,281     11,116    21,391     21,416

Equity in Income of
      Unconsolidated Companies                   25        227        50        252

Corporate Expense                            (1,287)    (1,764)   (2,518)    (2,856)

Net Interest Expense                   (b)   (6,256)    (5,940)  (12,829)   (11,706)

Income  From Continuing Operations Before
  Income Taxes and Extraordinary Item(a)(b)$  2,763   $  3,639  $  6,094   $  7,106


Memo:
Income Before Interest, Taxes, Depreciation
  and Amortization (EBITDA):
  Income From Continuing Operations Before
    Income Taxes and Extraordinary Item    $  2,763   $  3,639  $  6,094   $  7,106
  Add Back: Interest Expense           (b)    6,551      6,415    13,521     12,986
            Depreciation and Amortization     3,371      3,595     6,888      7,326
                                EBITDA     $ 12,685   $ 13,649  $ 26,503   $ 27,418

See attached notes.





               IMO INDUSTRIES INC. AND SUBSIDIARIES


(a)  As shown on the Segment Information and Financial
     Highlights, the Company's Continuing Operations are comprised of the Power Transmission, Pumps, Instrumentation and Morse Controls business segments.

     The Company sold substantially all of its Electro-
     Optical Systems business segment and its Turbomachinery business segment in 1995. These business segments have been accounted for as discontinued operations and, accordingly, their operations are shown in the Condensed Consolidated
     Statements of Income as Discontinued Operations.

     On February 7, 1996, the Company announced a plan to sell its Roltra-Morse business. The sale of this business is expected to be completed in 1996.
     The sale of this business is being accounted for as a discontinued operation. Accordingly, its operations have been shown as Discontinued
     Operations.  The 1995 amounts have been
     reclassified to conform to this presentation.

(b) Interest amounts included in income from continuing operations exclude interest allocated to the Discontinued Operations of $1.9 million and $2.8 million for the three months ended June 30, 1996 and 1995, respectively, and $3.7 million and $6.5 million for the six months ended June 30, 1996 and 1995, respectively. The amounts allocated are included in income from operations of discontinued operations, net of taxes.

     Amounts indicated as net are net of interest income of $.3 million and $.5 million for the three months ended June 30, 1996 and 1995, respectively, and $.7 million and $1.3 million for the six months ended June 30, 1996 and 1995, respectively.

(c) The three months ended June 30, 1996 include an extraordinary charge of $8.5 million ($.49 per share), representing the costs incurred in connection with the early extinguishment of debt as well as the write-off of previously deferred loan costs. The six months ended June 30, 1995 include an extraordinary charge of $4.1 million
     ($.24 per share), representing the non-cash write-off of previously deferred loan costs in connection with the early extinguishment of debt.